EXHIBIT 99.1

Final — for immediate release	CONTACT: PAUL VITEK, CFO (972) 401-0090

Release #05-08

CARBO CERAMICS INC. ANNOUNCES GROUND-BREAKING CEREMONIES IN RUSSIA

Irving, Texas (June 24, 2005) — CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, held ground-breaking ceremonies today for the company’s new manufacturing facility to be constructed in the city of Kopeysk, Chelyabinsk Oblast of the Russian Federation. Company President and CEO, Dr. C. Mark Pearson was joined at the construction site by Vladimir Nikolaevich Dyatlov, Deputy Governor of Chelyabinsk Oblast, Mikhail Petrovich Konarev, Mayor of Kopeysk and US Consul General, Scott Rauland.

The facility is expected to produce 100 million pounds per year upon completion in approximately 18 months. The facility has been designed to expand production capacity to as much as 300 million pounds per year in the future.

Dr. Pearson commented, “The increased availability of ceramic proppant will be beneficial to the growth of oil and gas production in the Russian Federation and we are enthusiastic about the opportunity to construct a manufacturing facility in Kopeysk. We have chosen this site based on supply and distribution considerations together with the warm welcome and outstanding cooperation we have received from regional and local government and are pleased that many of these representatives could join us here today to celebrate the start of this exciting project.”

CARBO Ceramics Inc. is based in Irving, Texas and currently has manufacturing facilities in the U.S. and China with distribution facilities located throughout North America, Europe, Asia and the Middle East.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.